Exhibit 3.73

ARTICLES OF INCORPORATION

OF

NORTH MISS. AMBULANCE SERVICE, INC.

We, the undersigned natural persons of the age of twenty-one years or more, acting as Incorporators of the Corporation under the Mississippi Business Corporation Act, adopt the following Articles of Incorporation for such corporation.

1. The corporate title of this Company is: NORTH MISS. AMBULANCE SERVICE, INC.

2. The names and post office addresses of the Incorporators, all being the age of twenty-one (21) years, are:

(a)	James H. Horn
315 Long Street
Booneville, Mississippi
38829

(b)	Margarette S. Horn
315 Long Street
Booneville, Mississippi
38829

3. The registered offices of the Corporation will be at Highway #30 By-Pass, Booneville, Mississippi 38829, and the registered agent for process at said address is James H. Horn.

4. The number of Directors constituting the Initial Board of Directors is Three (3) and the names and post office addresses of the persons who are to serve as Directors until the first annual meeting of Shareholders or until their successors be elected and qualified.

(a)	James H. Horn
315 Long Street
Booneville, Mississippi
38829

(b)	Margarette S. Horn
315 Long Street
Booneville, Mississippi
38829

(c)	Thomas D. Keenum, Sr.
P.O. Box 422
Booneville, Mississippi
38829

The aggregate number of shares of which the corporation will have authority to issue is:

Five Thousand (5,000) shares of the par value of One ($1.00) dollar per share.

6. The sale price of capital stock is One ($1.00) Dollar per share, and authority is granted to the Board of Directors to fix or change such sale price. In no event shall the shares of this corporation be sold for loss than One ($1.00) Dollar.

7. The period of existence shall be for ninety-nine (99) years.

8. The purposes of which the corporation is created are:

(a) To buy or lease ambulances and to operate and conduct a general ambulance service business to maintain and acquire competent personnel, own, operate, hold and use, purchase, construct, establish, lease and otherwise acquire, mortgage, create security interest in and deal with any and all properties, communication facilities, television or radio equipment, and all tools, appliances and any other property which may be necessary or useful in connection with the business of the corporation, or as may be required to conduct the business in conformity with existing laws or municipal rules and regulations as may now exist or be hereinafter enacted.

(b) To buy, acquire, hold, own, sell, pledge, apothecate and/or mortgage any and all property, real or personal, stocks, securities, bonds, warrants and rights of every kind and nature as shall from time to time be deemed desirable and advisable.

(c) To apply for, obtain, register, purchase or otherwise hold, own, use, develop, operate and introduce and to sell, assign, grant license, or territorial rights in respect to, or otherwise grant franchise or buy same in connection with this type operation.

(d) To acquire, own, purchases, exchange, rent, lease mortgage, sell and otherwise dispose of real estate of every kind and character, improved and unimproved and any right of interest therein.

12. Provision or the regulation of the Internal Affairs of the corporation, including provisions restricting the transfer of shares and any provision which under the Act is required or permitted to be set forth in the By-Laws.

Each share of stock issued by this corporation and the certificate evidencing said share, shall be subject to the condition and agreement on the part of the owner or holder thereof, that no such share or certificate may be transferred whether by inter vivos gift, donation, by will operation or law, or otherwise, without the owner or holder thereof first offering this corporation the option to purchase such stock at such price and on the same terms and conditions as owner has been offered in good faith by any other bona fide purchaser; and, before a transfer may be made, the said owner or holder shall notify the

Secretary-Treasurer of this corporation in writing of the number of shares to be transferred, the certificates involved, the price offered therefore, name and post office address of prospective purchaser, and evidence supporting the validity of the offer to purchase. This corporation shall have the option to purchase such shares at the same price and upon the terms and conditions, or at the same price for cash, offered to the owner or holder, for a period of thirty (30) days from the date of actual receipt of the said written notice by the Secretary-Treasurer of this corporation.

13. We, the undersigned for the purpose of forming this corporation under the Laws of the State of Mississippi, do make, file and record this Charter of Incorporation, and do certify that the facts therein stated are true, and we accordingly herein have set our respective hands and seals.

Dated at Booneville, Mississippi on this the 28th day of December, 1979.

JAMES H. HORN – INCORPORATOR

MARGARETTE S. HORN – INCORPORATOR

STATE OF MISSISSIPPI

COUNTY OF PRENTISS

Personally appeared before me, the undersigned authority in and for the aforesaid State and County, the within named JAMES H. HORN and MARGARETTE S. HORN, each of whom acknowledged to me that they executed and delivered the foregoing Articles of Incorporation of NORTH MISS AMBULANCE SERVICE, INC. on the day and year therein mentioned.

Given under my hand and seal of office this the 28th day of December, 1979.

/s/
NOTARY PUBLIC

My Commission Expires 10/16/1981